As filed with the Securities and Exchange Commission on February 6, 2009

Registration No. 333-127405

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 10

To

FORM S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CB RICHARD ELLIS REALTY TRUST

(Exact name of registrant as specified in its governing instruments)

515 South Flower Street, Suite 3100, Los Angeles, California 90071 (609) 683-4900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jack A. Cuneo

President and Chief Executive Officer

CB Richard Ellis Realty Trust

17 Hulfish Street, Suite 280, Princeton, NJ 08542 (609) 683-4900

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Robert E. King, Jr. Clifford Chance US LLP 31 West 52nd Street New York, NY 10019 (212) 878-8000	David C. Roos Moye White LLP 1400 16th Street Denver, CO 80202 (303) 292-2900

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment No. 10 is being filed to deregister all of the common shares that remain unsold under the Registration Statement as of the date hereof.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small company filer. See the definitions of “large accelerated filer,” “accelerated filer,” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Small reporting company ☐

    Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes  ☐    No  ☒

Termination of Initial Public Offering and Deregistration of Shares of Common Stock

CB Richard Ellis Realty Trust (the “Registrant”) filed a Form S-11 Registration Statement (333-127405) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission on October 24, 2006, pursuant to which the Registrant registered up to $2,000,000,000 common shares of beneficial interest, $0.01 par value, for sale in its initial public offering (the “Initial Offering”), including up to $200,000,000 shares of the Registrant’s common shares to be issued pursuant to the Registrant’s dividend reinvestment plan.

The Registrant has terminated the Initial Offering effective as of the close of business on January 29, 2009 and is filing this Post-Effective Amendment No. 10 to the Registration Statement in order to withdraw from registration all of the shares of the Registrant’s common shares covered by the Registration Statement which remained unsold at the termination of the Initial Offering.

As of the close of business on January 29, 2009, the Registrant had sold a total of 60,808,967 common shares in the Initial Offering, including 1,487,943 common shares which were issued pursuant to the Registrant’s dividend reinvestment plan, and received $604,345,702 in gross proceeds. Accordingly, the Registrant hereby amends the Registration Statement to withdraw from registration a total of 140,243,665 common shares that were registered but not sold in connection with the Initial Offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, in the State of California, on this day of February 6, 2009.

CB RICHARD ELLIS REALTY TRUST

By:	/s/ JACK A. CUNEO
	Name:	Jack A. Cuneo
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 10 to the Registration Statement has been signed by the following persons in the capacities indicated.

Name		Title	Date

By:	/s/ JACK A. CUNEO Jack A. Cuneo	Chairman of the Board of Trustees, President and Chief Executive Officer (Principal Executive Officer)	February 6, 2009

By:	* Charles E. Black	Trustee	February 6, 2009

By:	* Martin A. Reid	Trustee	February 6, 2009

By:	* James M. Orphanides	Trustee	February 6, 2009

By:	/s/ LAURIE E. ROMANAK Laurie E. Romanak	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	February 6, 2009

*By:	/s/ JACK A. CUNEO Jack A. Cuneo Attorney-in-Fact